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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


   Certification and Notice of Termination of Registration under Section 12(g)
                     of the Securities Exchange Act of 1934

                                       or

      Suspension of Duty to File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934


                         Commission File Number: 0-27578


                              SUNPHARM CORPORATION
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              (Exact Name of Registrant as Specified in Charter)


      THE VERANDA, SUITE 301, 814 HIGHWAY A-1A, PONTE VEDRA, FLORIDA 32082
                                 (904) 394-2800
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   (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)


                         COMMON STOCK, $.0001 PAR VALUE
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            (Title of Each Class of Securities Covered by this Form)


                                      NONE
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       (Title of All Other Classes for Which a Duty to File Reports Under
                        Section 13(a) or 15(d) Remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)       [X]             Rule 12h-3(b)(1)(i)         [X]
Rule 12g-4(a)(1)(ii)      [ ]             Rule 12h-3(b)(1)(ii)        [ ]
Rule 12g-4(a)(2)(i)       [ ]             Rule 12h-3(b)(2)(i)         [ ]
Rule 12g-4(a)(2)(ii)      [ ]             Rule 12h-3(b)(2)(ii)        [ ]
Rule 15d-6                [ ]

Approximate number of holders of record as of the certificate or notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:    November 16, 1999           By: /s/ Paul J. Mellett, Jr.
                                         --------------------------------------
                                         Paul J. Mellett, Jr., Vice President
                                         and Treasurer